Exhibit 8.1

Subsidiaries of Embraer – Empresa Brasileira de Aeronáutica S.A.

Jurisdiction of
Name	Incorporation

Embraer Aircraft Holding, Inc – EAH	Delaware, U.S.A.
Embraer Aircraft Customer Services, Inc. – EACS	Florida, U.S.A.
Embraer Aircraft Marketing Corp. – EMC	Florida, U.S.A.
Embraer Aircraft Maintenance Services, Inc. – EAMS	Delaware, U.S.A.
AEROChain, LLC	Delaware, U.S.A.
Embraer Services, Inc. – ESI	Delaware, U.S.A.
Embraer Engineering Services, Inc. – EEI	Delaware, U.S.A.
Indústria Aeronáutica Neiva Ltda. – Neiva	Brazil
Embraer Finance Ltd. – EFL	Cayman Islands, BWI
Embraer Merco S/A – EMS	Uruguay
ELEB-Embraer Liebherr Equipamentos do Brasil S.A.	Brazil
Trumpeter, Inc.	Delaware, U.S.A.
Embraer Aviation Europe SAS – EAE	France
Embraer Aviation International – EAI	France
Embraer Australia Pty Ltd. – EAL	Australia
Embraer Credit Ltd. – ECL	Delaware, U.S.A.
Embraer Europe SARL – EES	France
Embraer Representation, LLC – ERL	Delaware, U.S.A
Harbin Embraer Aircraft Industry Company, Ltd. – HEAI	China
Embraer Spain Holding Co., SL – ESH	Spain
ECC Investment Switzerland AG – SWIN	Switzerland
ECC Insurance & Financial Company Ltd.	Cayman Islands, BWI
ECC Leasing Company Ltd.	Ireland